Exhibit 10.3

Terms of Employment Arrangement
between Bay National Bank
and David E. Borowy

Mr. Borowy was retained effective November 17, 2008 and is employed on an at-will basis at a rate of pay of $150,000 as of November 2009.  Mr. Borowy is also eligible for incentive bonuses at the discretion of the Compensation Committee of the Board of Directors, and is entitled to all benefits available to full time employees of Bay National Bank.

No discretionary bonuses were paid to Mr. Borowy for the period ended December 31, 2008.